Exhibit 99.3

From:	Natalia Zang

Paseo de los Parques 6. Portal 4. 1d

28109 Alcobendas, Madrid, Spain

To:	Moolec Science SA

17, Boulevard F.W. Raiffeisen

L-2411 Luxembourg,

Grand Duchy of Luxembourg

(“Moolec”)

Re: Consent to be Named as a Director Nominee

Dear Sirs,

In connection with the filing by Moolec of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Moolec in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

[Signature page follows]

Executed in Madrid on November 21, 2022.

/s/ Natalia Zang
By: Natalia Zang

Paseo de los Parques 6. Portal 4. 1d
28109 Alcobendas, Madrid, Spain